Exhibit 3.4

CERTIFICATE OF ELIMINATION OF THE

CONVERTIBLE SERIES A PREFERRED STOCK

OF

AUDIOEYE, INC.

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, it is hereby certified that:

1. The name of the corporation (hereinafter referred to as the “Corporation” or the “Company”) is AudioEye, Inc. The Corporation was incorporated in the State of Delaware on May 20, 2005. On May 4, 2015, the Corporation filed a Certificate of Designations, with respect to its Series A Preferred Stock (defined below), in the office of the Secretary of State of the State of Delaware, as amended and corrected by the Certificate of Validation and Certificate of Correction filed with the Secretary of State of the State of Delaware (the “Series A Certificate of Designations”).

2. The issuance of a series of 200,000 shares of the Corporation’s Series A Convertible Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”), and all the voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the Series A Preferred Stock were provided for and authorized by resolution duly adopted by the Board of Directors of the Corporation (the “Board”). A certificate setting forth the said resolution has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

3. No shares of said Series A Preferred Stock are outstanding and no shares thereof will be issued subject to said Series A Certificate of Designations.

4. The Board has adopted the following resolutions:

WHEREAS, the Company has no authorized shares of Series A Convertible Preferred Stock outstanding, and no authorized shares of Series A Convertible Preferred Stock will be issued.

RESOLVED, that the Designated Officers are each hereby authorized, jointly and severally, for and on behalf of the Company, to execute and file a certificate setting forth this resolution (a “Certificate of Elimination”) with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”) for the purpose of eliminating from the Certificate of Incorporation of the Company all reference to the Series A Convertible Preferred Stock of the Company.

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5. The effective time of this certificate shall be upon filing with the Secretary of State of the State of Delaware.

Signed on August 8, 2022.

By:	/s/ James Spolar
Name:	James Spolar
Title:	General Counsel and Secretary